EXHIBIT 10.24

Alliance HealthCare Services, Inc.
Summary of Compensation Arrangements for Directors

Under our 2013 compensation program for non-employee directors, we paid our non-employee directors an annual fee of $40,000 for their services as directors, payable in quarterly installments of $10,000 each. In addition, each director who is unaffiliated with Oaktree and MTS (each, an “Unaffiliated Director”) received a restricted stock unit award on December 31, 2013 with a number of units calculated as $40,000, divided by the average share price of our Common Stock over the 15-day period preceding the grant date, rounded down to the nearest whole unit. This restricted stock unit award will vest on December 31, 2014 if the Unaffiliated Director continues his service with us through that date. Also, each Unaffiliated Director received additional annual cash compensation of $40,000, payable quarterly in installments of $10,000 each, for his Board service during 2013. On December 31, 2013, each of Messrs. Bendikson, Harmon and Lane (the “Oaktree/MTS Directors”) received additional cash compensation of $80,000 for his Board service during 2013.
Our directors also received the following retainers for their service on committees of the Board of Directors and for serving as a chair of a committee:

Committee Chair Retainers
Audit	$30,000
Strategic Planning and Finance	25,000
Compensation	5,000
Nominating and Corporate Governance	5,000

Committee Member Retainers
Audit	$15,000
Strategic Planning and Finance	5,000
Compensation	5,000
Nominating and Corporate Governance	5,000
Pursuant to his offer letter from May 31, 2012, Mr. Buckelew is also entitled to director compensation for his services as Chairman of the Board for the period following the appointment of our Chief Executive Officer, Mr. Percy C. Tomlinson, on October 1, 2013. A summary of Mr. Buckelew’s offer letter is included in our proxy statement for the 2013 annual meeting of stockholders.
As in prior years, non-employee directors received reimbursement of travel expenses related to their Board service.
We have established a directors’ deferred compensation plan for all non-employee directors. No directors elected to participate in the directors’ deferred compensation plan in 2013, and only Mr. Dimick has an account balance under the directors’ deferred compensation plan. Upon retirement, separation from the Board or the occurrence of a change of control event, Mr. Dimick has the option of being paid cash or receiving common stock for his phantom shares.